Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 254 to the Registration Statement of Deutsche DWS Investment Trust (Form N-1A, No. 002-13628) of our report dated September 25, 2020 on the financial statements and financial highlights of DWS Large Cap Focus Growth Fund (one of the Funds constituting Deutsche DWS Investment Trust) included in the Fund’s Annual Report for the fiscal year ended July 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 20, 2020